Exhibit (n)

                               POTOMAC FUNDS

                 MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     The Potomac Funds (the "Trust") hereby adopt this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). This Plan applies to those series of the Trust as set forth in Schedule A hereto (each, a "Fund").

A.   CLASSES OFFERED
     ---------------

     Each Fund may offer two classes of shares pursuant to this Multiple Class Plan. The classes are described below and require an initial investment of $10,000, except for certain retirement accounts and investment plans for which lower limits may apply.

     1. INVESTOR CLASS. Investor Class shares are offered for purchase to investors directly from a Fund. Investor Class shares will be sold without any sales charges, but will be subject to a Rule 12b-1 fee. Each Fund may be subject to a Rule 12b-1 fee at an annual rate of up to 0.25% of its average daily net assets attributable to Investor Class shares, which represents a service fee.

     2. ADVISOR CLASS. Advisor Class shares will be sold only through investment advisers, banks, trust companies or other authorized representatives who have entered into an agreement with the Trust. There will be no initial sales charge or contingent deferred sales charge ("CDSC") on Advisor Class purchases. Advisor Class shares generally will pay Rule 12b-1 fees at the annual rate of up to 1.00% of a Fund's average daily net assets attributable to Advisor Class shares, 0.75% of which represents an asset-based sales charge and 0.25% of which represents a service fee.

B.   EXPENSE ALLOCATIONS OF EACH CLASS
     ---------------------------------

     Certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

     Each class may pay a different amount of the following other expenses: (1) distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a specific class of shares, (6) expenses of administrative personnel and services required to support the shareholders of a specific class, (7) trustees' fees or expenses incurred as a result of issues relating to a specific class of shares,
(8) accounting expenses relating solely to a specific class of shares, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

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C.   ADDITIONAL INFORMATION
     ----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Trust's prospectus contains additional information about the Investor Class and Advisor Class shares and the Trust's multiple class structure.

Dated:   November 4, 1999, as amended on August 6, 2003



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                                   SCHEDULE A
                                     TO THE
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

Series of the Trust
-------------------

The following Funds listed below may be subject to a Rule 12b-1 fee of up to 0.25%:

         Potomac Warwick Fund
         Potomac Cardinal Fund
         Potomac Portfolio Strategies Fund
         Potomac Horizon Fund



Dated:   September 22, 1997, as amended August 6, 2003